Boston Partners Asset Management, L.P.


                                 Code Of Ethics



Boston Partners Asset Management, L.P. ("BPAM") has built a reputation for integrity and professionalism among its clients. We value the confidence and trust those clients have placed in us and strive to protect that trust. This Policy Statement is our commitment to protecting our clients' trust by establishing formal standards for general personal and professional conduct.


A. APPLICABILITY AND DEFINITIONS

This Code of Conduct applies to all Access Persons and Employees.

"Access Person" means:

o    any general partner entity of BPAM;
o any employee or Limited Partner of BPAM (or of any company in a control relationship to BPAM)
     o who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by BPAM on behalf of its clients, or
     o whose functions relate to the making of any recommendations with respect to such purchases or sales; or
o    any other individual designated by the Compliance Department; and
o any natural person in a control relationship to BPAM who obtains information concerning recommendations made to a client with regard to the purchase or sale of Covered Securities by BPAM on behalf of its clients.

In addition, any spouse, minor children and adult members of an Access Person's household, or any person or organization (such as an investment club) with whom an Access Person has a direct or indirect beneficial interest, or any trusts of which an Access Person is trustee or in which he/she has a beneficial interest are included in the definition of Access Person.


"Employee, " for purposes of this Policy Statement only, means any individual working for or providing professional services on behalf of BPAM who have not been identified as an Access Person, unless exempted by the Compliance Department.

In addition, any spouse, minor children and adult members of an Employee's household, or any person or organization (such as an investment club) with whom an Employee has a direct or indirect beneficial interest, or any trusts of which an Employee is trustee or in which he/she has a beneficial interest are included in the definition of Employee.


B.   STATEMENT OF PRINCIPLES

The following principles are intended to guide in the applicability of this Code of Ethics:

     1. BPAM is a fiduciary and has a duty to act solely for the benefit of its clients and shall at all times place the interests of the client first;

     2. BPAM holds all Access Persons and Employees responsible to the highest standards of integrity, professionalism, and ethical conduct.

     3. BPAM fosters a spirit of cohesiveness and teamwork while ensuring the fair treatment of all Access Persons and Employees.


C.   CONFLICTS OF INTEREST

As a fiduciary, BPAM has an affirmative duty of loyalty and honesty to its clients and a duty of utmost good faith to act solely in the best interests of the client. Compliance with this fiduciary responsibility can be accomplished by avoiding unnecessary conflicts of interest and by fully, adequately, and fairly disclosing all material facts concerning any conflict which arises with respect to any client. Individuals subject to this Code are to actively avoid any existing or potential conflicts or situations that have the appearance of conflict or impropriety.

The following specific guidelines should not be viewed as all encompassing and are not intended to be exclusive of others:

     1. All securities transactions effected for the benefit of an Access Person or Employee shall be conducted in such a manner as to avoid any actual or potential conflict of interest or abuse of that individual's position of trust and responsibility.

     2. No Access Person or Employee shall take inappropriate advantage of their position with respect to a client, advancing their position for self-gain.

     3. No Access Person or Employee shall accept any gift of more than de minimis value from any person or entity that does business with or on behalf of a client (or any of its portfolios) or any entity that provides a service to BPAM. Gifts of an extraordinary or extravagant nature are to be declined or returned in order not to compromise the reputation of BPAM or the individual. Gifts of nominal value, or those that are customary in the industry, are considered appropriate.

     4. No Access Person or Employee shall provide gifts or entertainment of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of a client (or any of its portfolios) or any entity that provides a service to BPAM. Gifts of nominal value, or those that are customary in the industry, are considered appropriate.

     5. Pre-approval is required for any Access Person or Employee to serve as a director of any publicly traded company or mutual fund.


D.   CONFIDENTIALITY

All information obtained by any Access Person or Employee regarding any aspect of the client relationship shall be kept in strict confidence. The Access Person or Employee commits an unethical business practice by disclosing the identity, affairs, or investments of any client unless required by the Securities and Exchange Commission or any other regulatory or self-regulating organization to the extent required by law or regulation, or unless disclosure is consented to by the client.


E.   INSIDER TRADING

No Access Person or Employee may trade, either personally or on behalf of others, while in possession of material, nonpublic information; nor may any Access Person or Employee communicate material, nonpublic information to others in violation of the law.

BPAM maintains a separate policy statement on Insider Trading. Compliance with that policy is mandatory and all Access Persons and Employees should review the policy for detailed information on BPAM's position.


F.   PERSONAL SECURITIES TRANSACTIONS

BPAM's Policy Statement on Personal Securities Transactions has been modeled after the Investment Company Institute's recommendations and has been updated to comply with the amended Rule 17j-1.

BPAM maintains a separate policy statement on Personal Security Transactions. Compliance with that policy is mandatory and all Access Persons and Employees should review the policy for detailed information on BPAM's position.

G.   FAIR TREATMENT

BPAM is committed to treating all Access Persons and Employees in a fair and equitable manner. Individuals are encouraged to voice concerns regarding any personal or professional issue that may impact their ability or the firm's ability to provide a quality product to its clients while operating under the highest standards of integrity.

H.   ANNUAL REVIEWS AND CERTIFICATIONS

BPAM will review the Code of Ethics annually and update any provisions and/or attachments which the General Partner deems require revision.

Upon employment, all Access Persons and Employees are required to certify that they have:

     1.   Received a copy of the Code;

     2.   Read and understand all provisions of the Code; and

     3.   Agreed to serve the client in accordance with the terms of the Code.

Annually, all Access Persons and Employees are required to:

     1.   Certify they have read and understand all provisions of the Code; and

     2.   Agree to comply with all provisions of the Code.


I.   SANCTIONS

Regardless of whether a government inquiry occurs, BPAM views seriously any violation of its Code of Ethics. Disciplinary sanctions may be imposed on any Access Person or Employee committing a violation, including, but not necessarily limited to, censure, suspension, or termination of employment.


J.   FURTHER INFORMATION

If any Access Person or Employee has any questions with regard to the applicability of the provisions of this Code, generally or with regard to any attachment referenced herein, (s)he should consult William J. Kelly, Mary Ann Iudice, or Kim Spence-Day.


July 2000